Invesco Senior Secured Management, Inc. (“ISSM”) Code of Ethics Policy

I.	Introduction

ISSM has a fiduciary relationship relationship with its investment advisory clients which requires that ISSM and its employees place the interest of clients first and foremost. ISSM has adopted a Code of Ethics and follows the Invesco Ltd. Code of Conduct, Invesco Insider Trading Policies, and Invesco Advisers, Inc. Code of Ethics (the “Code”).

This Code of Ethics applies to all Covered Persons. Failure to comply with the Code may result in disciplinary action, including termination of employment. Covered Persons include:

•	Any director, officer, or employee of ISSM that, in connection with his or her regular functions or duties makes, participates in or obtains information concerning any client’s purchase or sale of securities or who is involved in making investment recommendations, with respect to such purchase or sale of securities or has access to non-public information concerning portfolio holdings of any portfolio advised or subadvised by ISSM.

•	Any other persons falling within the definitions of Access Person or Advisory Person under Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and any such other persons that may be deemed a Covered Person by Compliance.

II.	Statement of Fiduciary Principles

As a fiduciary, ISSM has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by avoiding conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. Employees should try to avoid any situation that has even the appearance of conflict or impropriety. All personal securities transactions will be conducted in such a manner as to be consistent with the Code and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust.

In adherence to Invesco’s Code of Conduct, all employees must comply with all applicable federal and state securities laws. Employees are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

•	To defraud such client in any manner;

•	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such a client;

•	To engage in any manipulative practice with respect to such client; or

•	To engage in any manipulative practice with respect to securities, including price manipulation.

All access persons are required to comply with Invesco’s policies and procedures regarding personal securities transactions. Refer to Invesco Advisers, Inc.’s Code of Ethics for specific requirements.

III.	Board of Directors & Other Outside Activities

Because of the high potential for conflicts of interest and insider trading problems, investment personnel may not serve on the boards of directors of any public companies without previous approval from the IVZ Global Code of Ethics Team. If the outside business activity is approved, the employee must recuse himself or herself from making Client investment decisions concerning the particular company or issuer as appropriate, provided that this recusal requirement shall not apply with respect to certain employees that serve on corporate boards as a result of, or in connection with, Client investments made in those companies.

Employees are prohibited from engaging in outside business or investment activities that may interfere with their duties with the firm. Outside business affiliations, including directorships of private companies, consulting engagements, or public/charitable positions must be approved in writing by the Chief Compliance Officer (“CCO”).

IV.	Disclosure & Reporting

Employees should disclose any personal interest that might present a conflict of interest or harm the reputation of the firm. ISSM appointed Tara McAleer as its CCO. All references to the CCO in this policy or other ISSM policies refer to Tara McAleer. All employees are required to report any material violation of this Code of Ethics promptly to the CCO.All reports of potential Code breaches will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Reports may not be submitted anonymously.

V.	Sanctions

Any violations of this ISSM and the broader Invesco Code of Ethics will result in disciplinary action that a designated person deems appropriate, including but not limited to, a warning, fines, disgorgement, suspension, demotion, or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

Revised August 2016